Exhibit 99(b)



                       FORM 11-K


                     UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549


     (Mark One)

     [X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


     For the year ended       December 31, 1997
                        ------------------------------------

                           OR

     [ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


     For the transition period from             to
                                    -----------    ---------

     Commission file number       33-50283
                            --------------------------------




            LONG-TERM STOCK SAVINGS PLAN OF
               PHILLIPS PETROLEUM COMPANY
                (Full title of the Plan)




               PHILLIPS PETROLEUM COMPANY
             (Name of issuer of securities)




             Bartlesville, Oklahoma                  74004
     (Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements
     --------------------

Financial statements of the Long-Term Stock Savings Plan of
Phillips Petroleum Company, filed as part of this annual report, are listed in the accompanying index.

(b)  Exhibits
     --------

Exhibit 1  Consent of Ernst & Young LLP.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Long-Term Stock Savings Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 LONG-TERM STOCK SAVINGS PLAN
                                 OF PHILLIPS PETROLEUM COMPANY


                                     /s/ Rand C. Berney
                                 -----------------------------
                                         Rand C. Berney
                                             Member
                                    Long-Term Stock Savings
                                         Plan Committee

June 24, 1998

-----------------------------------------------------------------
Index To Financial Statements        Long-Term Stock Savings Plan
And Schedules                       Of Phillips Petroleum Company


                                                             Page

Report of Independent Auditors .............................   3


Financial Statements

  Statements of Net Assets Available for Benefits at December 31, 1997 and 1996

      Total Plan ...........................................   4
      Fund EP ..............................................   6
      Fund K ...............................................   8
      Fund L ...............................................  10
      Temporary Fund .......................................  12


  Statements of Changes in Net Assets Available for
    Benefits for the Years Ended December 31, 1997
    and 1996

      Total Plan ...........................................   5
      Fund EP ..............................................   7
      Fund K ...............................................   9
      Fund L ...............................................  11
      Temporary Fund .......................................  13


  Notes to Financial Statements ............................  14


Supplemental Schedules

  Schedule of Assets Held for Investment Purposes at
    December 31, 1997, Line 27a ............................  19

  Schedule of Reportable Transactions for the Year Ended
    December 31, 1997, Line 27d ............................  20

------------------------------------------------------------------
Report Of Independent Auditors


The Long-Term Stock Savings Plan Committee
Long-Term Stock Savings Plan of Phillips Petroleum Company

We have audited the accompanying statement of net assets available for benefits of the Long-Term Stock Savings Plan of Phillips Petroleum Company (Plan) as of December 31, 1997 and 1996, and the related statement of changes in net assets available for benefits for the years then ended, presented on pages 4 and 5. These financial statements are the responsibility of the Long-Term Stock Savings Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1997 and 1996, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1997, and reportable transactions for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The fund information presented on pages 6 through 13 listed in the accompanying index to financial statements and schedules is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                 /s/ Ernst & Young LLP

Tulsa, Oklahoma                      ERNST & YOUNG LLP
June 24, 1998

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1997          1996
                                         ------------------------

Assets
Investments
  Common stock                           $1,467,488     1,371,686
  Money market fund                           8,767         1,682
-----------------------------------------------------------------
                                          1,476,255     1,373,368
Cash                                              -         1,082
Company Contributions Receivable
  Funds for debt service                        467         2,037
  Before-tax deposits                            35            33
Interest Receivable                              49            24
-----------------------------------------------------------------
Total Assets                              1,476,806     1,376,544
-----------------------------------------------------------------

Liabilities
Securities Acquisition Loans                425,150       450,850
Interest Payable                              1,908         2,165
Administrative Expenses Payable                  80           155
-----------------------------------------------------------------
Total Liabilities                           427,138       453,170
-----------------------------------------------------------------

Net Assets Available for Benefits        $1,049,668       923,374
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net          Long-Term Stock Savings Plan
Assets Available For Benefits       Of Phillips Petroleum Company


                                           Thousands of Dollars
                                         ------------------------
Years Ended December 31                        1997          1996
                                         ------------------------

Additions
Company Contributions
  Funds for debt service                 $   18,571        15,578
  Basic allocation requirements                 138            58
  Before-tax deposits                         5,788         5,773
-----------------------------------------------------------------
                                             24,497        21,409
-----------------------------------------------------------------
Investment Income
  Dividends                                  40,927        39,237
  Interest                                      455           358
  Net appreciation in fair value
    of investment                           132,199       318,207
-----------------------------------------------------------------
                                            173,581       357,802
-----------------------------------------------------------------
Total Additions                             198,078       379,211
-----------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries                     45,784        50,310
Interest Expense                             25,978        26,779
Administrative Expense                           22            58
-----------------------------------------------------------------
Total Deductions                             71,784        77,147
-----------------------------------------------------------------

Net Increase                                126,294       302,064

Net Assets Available for Benefits
Beginning of Year                           923,374       621,310
-----------------------------------------------------------------

End of Year                              $1,049,668       923,374
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                          FUND EP


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1997          1996
                                         ------------------------

Assets
Investments
  Common stock                             $227,217       217,193
  Money market fund                             421           351
-----------------------------------------------------------------
                                            227,638       217,544
Interest Receivable                               3             2
-----------------------------------------------------------------
Total Assets                                227,641       217,546
-----------------------------------------------------------------

Liabilities
Administrative Expenses Payable                  80           155
-----------------------------------------------------------------
Total Liabilities                                80           155
-----------------------------------------------------------------

Net Assets Available for Benefits          $227,561       217,391
=================================================================


Number of Units                          26,518,565    27,811,188
Unit Value                                  $8.5812        7.8167
-----------------------------------------------------------------
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net          Long-Term Stock Savings Plan
Assets Available For Benefits       Of Phillips Petroleum Company

                                                          FUND EP


                                           Thousands of Dollars
                                         ------------------------
Years Ended December 31                      1997            1996
                                         ------------------------

Additions
Investment Income
  Dividends                              $  6,370           6,280
  Interest                                     28              15
  Net appreciation in fair value
    of investment                          20,394          51,183
-----------------------------------------------------------------
Total Additions                            26,792          57,478
-----------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries                   16,600          20,919
Administrative Expense                         22              58
-----------------------------------------------------------------
Total Deductions                           16,622          20,977
-----------------------------------------------------------------

Net Increase                               10,170          36,501

Net Assets Available for
  Benefits
Beginning of Year                         217,391         180,890
-----------------------------------------------------------------

End of Year                              $227,561         217,391
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                           FUND K


                                           Thousands of Dollars
                                         ------------------------
At December 31                                1997           1996
                                         ------------------------

Assets
Investments
  Common stock                             $75,736         64,354
  Money market fund                            211            167
-----------------------------------------------------------------
                                            75,947         64,521
Due from Temporary Fund                        635            635
Interest Receivable                              1              1
-----------------------------------------------------------------
Total Assets                                76,583         65,157
-----------------------------------------------------------------

Net Assets Available for Benefits          $76,583         65,157
=================================================================


Number of Units                         36,965,486     34,574,082
Unit Value                                 $2.0718         1.8846
-----------------------------------------------------------------
See Notes to Financial Statements.

------------------------------------------------------------------
Statement Of Changes In Net           Long-Term Stock Savings Plan
Assets Available For Benefits        Of Phillips Petroleum Company

                                                            FUND K


                                            Thousands of Dollars
                                          ------------------------
Years Ended December 31                      1997             1996
                                          ------------------------

Additions
Allocation of Deposits and
  Earnings from Temporary Fund            $ 5,821            5,804
------------------------------------------------------------------
Investment Income
  Dividends                                 2,008            1,741
  Interest                                     12               20
  Net appreciation in fair value
    of investment                           6,688           13,924
------------------------------------------------------------------
                                            8,708           15,685
------------------------------------------------------------------
Total Additions                            14,529           21,489
------------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries                    3,103            3,539
------------------------------------------------------------------

Net Increase                               11,426           17,950

Net Assets Available for Benefits
Beginning of Year                          65,157           47,207
------------------------------------------------------------------

End of Year                               $76,583           65,157
==================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                           FUND L


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1997          1996
                                         ------------------------

Assets
Investments
  Common stock                           $1,164,535     1,090,139
  Money market fund                           7,535           562
-----------------------------------------------------------------
                                          1,172,070     1,090,701
Cash                                              -         1,082
Company Contributions Receivable
  Funds for debt service                        467         2,037
Interest Receivable                              45            21
-----------------------------------------------------------------
Total Assets*                             1,172,582     1,093,841
-----------------------------------------------------------------

Liabilities
Securities Acquisition Loans                425,150       450,850
Interest Payable                              1,908         2,165
-----------------------------------------------------------------
Total Liabilities                           427,058       453,015
-----------------------------------------------------------------

Net Assets Available for Benefits        $  745,524       640,826
=================================================================


Number of Units                         196,065,907   175,944,066
Unit Value**                                $2.7818        2.5317
-----------------------------------------------------------------
See Notes to Financial Statements.

 *The amount of total assets that was not allocated to participants at December 31, 1997 and 1996, was $627,164 thousand and $648,408 thousand, respectively.
**Unit value calculated on assets allocated to participants only.

------------------------------------------------------------------
Statement Of Changes In Net           Long-Term Stock Savings Plan
Assets Available For Benefits        Of Phillips Petroleum Company

                                                            FUND L


                                            Thousands of Dollars
                                          ------------------------
Years Ended December 31                       1997            1996
                                          ------------------------

Additions
Company Contributions
  Funds for debt service                  $ 18,571          15,578
  Basic allocation requirements                138              58
------------------------------------------------------------------
                                            18,709          15,636
------------------------------------------------------------------
Investment Income
  Dividends                                 32,549          31,216
  Interest                                     382             292
  Net appreciation in fair value
    of investment                          105,117         253,100
------------------------------------------------------------------
                                           138,048         284,608
------------------------------------------------------------------
Total Additions                            156,757         300,244
------------------------------------------------------------------
Deductions
Distributions to Participants
  or Their Beneficiaries                    26,081          25,852
Interest Expense                            25,978          26,779
------------------------------------------------------------------
Total Deductions                            52,059          52,631
------------------------------------------------------------------

Net Increase                               104,698         247,613

Net Assets Available for
  Benefits
Beginning of Year                          640,826         393,213
------------------------------------------------------------------

End of Year                               $745,524         640,826
==================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                   TEMPORARY FUND


                                             Thousands of Dollars
                                             --------------------
At December 31                               1997            1996
                                             --------------------

Assets
Investments
  Money market fund                          $600             602
Company Contributions Receivable
  Before-tax deposits                          35              33
-----------------------------------------------------------------
Total Assets                                  635             635
-----------------------------------------------------------------

Liabilities
Due to Fund K                                 635             635
-----------------------------------------------------------------
Total Liabilities                             635             635
-----------------------------------------------------------------

Net Assets Available for Benefits            $  -               -
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net          Long-Term Stock Savings Plan
Assets Available For Benefits       Of Phillips Petroleum Company

                                                   TEMPORARY FUND


                                           Thousands of Dollars
                                         ------------------------
Years Ended December 31                    1997              1996
                                         ------------------------

Additions
Company Contributions
  Before-tax deposits                    $5,788             5,773
Investment Income
  Interest                                   33                31
-----------------------------------------------------------------
Total Additions                           5,821             5,804
-----------------------------------------------------------------

Deductions
Allocation of Deposits and
  Earnings to Fund K                      5,821             5,804
-----------------------------------------------------------------

Net Increase                                  -                 -

Net Assets Available for Benefits
Beginning of Year                             -                 -
-----------------------------------------------------------------

End of Year                              $    -                 -
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Notes To Financial Statements        Long-Term Stock Savings Plan
                                    Of Phillips Petroleum Company


Note 1 -- Plan Description

The following description of the Long-Term Stock Savings Plan of Phillips Petroleum Company (Plan) is subject to and qualified by the more complete information appearing in the Plan document.

The Plan became effective July 1, 1988, and is a defined contribution stock bonus plan available to certain employees of Phillips Petroleum Company and participating subsidiaries (Company). Generally, any person on the U.S. direct dollar payroll of the Company is eligible to participate, except non-managerial retail marketing outlet employees and certain other employee classifications.

Effective at the close of business on December 31, 1995, Vanguard Fiduciary Trust Company, P.O. Box 2900, Valley Forge, Pennsylvania 19482, became the Plan Trustee. Plan investments are held by the Trustee in the Temporary Fund, Fund K (also known as the Employee Stock Fund), Fund L (also known as the Employer Stock Fund) and Fund EP (also known as the EP Stock Fund). Temporary Fund investments consist of specified short-term securities. Funds K, L and EP are invested primarily in the common stock of Phillips Petroleum Company (Phillips Stock).

Fund L consists of Phillips Stock, purchased with the proceeds of the loans described in Note 3 or with certain Company contributions. The Phillips Stock is allocated to Fund L or Fund EP accounts of eligible participants in one of three types of stock allocations: semiannual basic allocations, dividend replacement allocations and supplemental allocations. A basic allocation is made as of June 30 and December 31 each year.
Prior to 1999, 716,846 shares of stock will be divided among or "allocated to" the Fund L accounts of eligible participants as of each June 30 and December 31. After 1998 and through 2005, the number of shares to be allocated semiannually will be 477,876.
In December 1995, the Company extended the LTSSP to the year 2015. Without the extension, allocations of stock to employees would have been completed in 2005 or before. The new extension will require additional shares to be delivered to the LTSSP. After 2005 and through the allocation date following the date the second loan is repaid, the number of shares to be allocated semiannually on each basic allocation date will be 3,877 shares for each 100 employees eligible to make deposits as of the preceding allocation date. The LTSSP is eligible to receive shares from the Company's Compensation and Benefits Trust, also established in December 1995.

A participant's semiannual basic allocation is based on the ratio of the participant's Fund K before-tax deposits to all eligible participants' before-tax deposits for the allocation period. If the Company does not elect to make a special contribution and if eligible dividends from participants' Fund L or Fund EP accounts are used to make loan payments, participants will receive a dividend replacement allocation. The Plan used $18.5 million and $16.1 million in dividends on allocated shares to make loan payments and allocated 406,950 shares and 402,774 shares in dividend replacement allocations to participants' Fund L and Fund EP accounts in 1997 and 1996, respectively. A supplemental allocation is made each year-end if all shares released for allocation, based on loan payment provisions, have not been allocated.

The Company makes contributions to the Plan which, when aggregated with the Plan's dividends from Fund L, certain dividends from Fund EP and certain interest earnings from Fund L, equal the amount necessary to enable the Plan to make its regularly scheduled payments of principal and interest due on its loans. The Company may also elect to make contributions to the Plan, as an alternative to utilizing the dividends from shares in Fund EP or from Loan 1 (see Note 3) allocated shares in Fund L. Finally, the Company may make contributions to the Plan in the amount necessary to bring the number of shares of stock released for allocation up to the level required to complete the basic allocation by contributing cash or by contributing Phillips Stock.

Eligible employees may elect to have their salaries reduced and before-tax deposits made by the Company on their behalf equal to 1 percent of pay. These deposits are first placed into the Temporary Fund and remain there until the valuation date on or about the 20th day of the following month when they are transferred into the employee's Fund K account. Interest earned on deposits while in the Temporary Fund are credited quarterly to each participant who still maintains an account in the Plan and who made deposits during the quarter. The interest of participants in each fund is represented by units allocated to them.

Assets of the Employee Stock Ownership Plan of Phillips Petroleum
Company (ESOP) and the Payroll Stock Ownership Plan of Phillips
Petroleum Company (PAYSOP), which were merged into the Plan on July 1, 1988, are held in Fund EP.

Participants are always vested in their deposits and amounts credited to their accounts. Total withdrawals from Funds K, L and EP may be made upon the occurrence of specified events, including the attainment of age 59 1/2 (after December 31, 1998, for Funds EP and L) or separation from service. Partial withdrawals are permitted in cases of specified financial hardship and certain other cases. For a participant who retires or becomes totally disabled, unless a request for withdrawal is made as of any earlier date, distribution will be deferred to a date not later than the first valuation date of February of the year after the year age 70 1/2 is attained. If the participant dies, distribution to a surviving spouse beneficiary will be deferred to the first valuation date of the second month preceding the month in which the participant would have attained age 70 1/2. This deferral is revocable by the participant or the surviving spouse. Distributions to non-spouse beneficiaries may be deferred approximately five years.

A participant may elect a direct rollover of the taxable portion of most distributions to an Individual Retirement Account or another tax-qualified plan. The taxable portion of any such distribution that is not rolled over directly will be subject to 20 percent federal withholding.

The Plan is administered by the Long-Term Stock Savings Plan Committee, the members of which are appointed by the Board of Directors of Phillips Petroleum Company. Members of the Committee serve without compensation, but are reimbursed by the Company for necessary expenditures incurred in the discharge of their duties. Administrative expenses of the Plan will be paid by the Trustee from assets of the Plan to the extent allowable by law, unless paid by the Company. In 1997 and 1996, the Trustee made cash payments of $96,682 and $0, respectively, for reimbursement of administrative expenses to Phillips from Fund EP. Plan administrative expenses of approximately $110,000 and $200,000 were paid by Phillips to the Trustee in 1997 and 1996, respectively.


Note 2 -- Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Note 3 -- Securities Acquisition Loans

The Plan borrowed $250 million (Loan 1) and $400 million (Loan 2) in 1988 and 1990, respectively, and purchased 14,336,918 and 14,159,292 shares of common stock from Phillips Petroleum Company (Phillips), respectively. The shares are held in a Fund L suspense account until allocated to eligible participants based on the provisions of the Plan. At December 31, 1997 and 1996, the market value of unallocated shares was $619 million and $645 million, respectively.

The Loans are guaranteed by Phillips. They are being repaid through contributions made by the Company, dividends on unallocated and allocated shares, and earnings on the short-term investment of dividends. The carrying amounts of the Loans approximate fair value.

Loan 1
During 1994, the Plan signed a $131 million term-loan agreement that was used to refinance the outstanding notes payable issued in 1988. The notes were redeemed on May 16, 1994. The new term loan requires repayment in annual installments through the year 1998, matching the maturities of the refinanced notes, but at a reduced cost. Principal payments totaling $26 million were made on Loan 1 in both 1997 and 1996. The outstanding balance of Loan 1 at December 31, 1997, was $28 million. Loan 1 provides for variable interest rates. The rates were 4.9875 percent and
4.98 percent at December 31, 1997 and 1996, respectively.

Loan 2
Loan 2 was amended late in 1995 to extend its term from 15 to 25 years. Loan 2 is a bank loan, requiring repayment in annual installments beginning in 2005, through the year 2015.

Any participating bank in the syndicate of lenders may cease to participate on December 5, 2004, by giving not less than 180 days prior notice to the Plan and Phillips. Also, each bank participating in the loan has the optional right, if the current directors of Phillips or their approved successors cease to be a majority of the Board of Directors, and upon not less than 90 days notice, to cease to participate in the loan. Under the above conditions, such banks' rights and obligations under the loan agreement must be purchased by Phillips if not transferred to another bank of Phillips' choice.

The outstanding balance of Loan 2 at December 31, 1997, was
$397 million. Loan 2 provides for variable interest rates. The rates were 6.1875 percent and 5.775 percent at December 31, 1997 and 1996, respectively.


Note 4 -- Investments

Phillips Stock is valued at fair value, using the New York Stock
Exchange closing quoted market price. For money market funds, cost and market value are the same.

Note 5 -- Tax Status

The Internal Revenue Service (IRS) determined on January 16, 1996, that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


Note 6 -- Impact of Year 2000 (Unaudited)

In April 1996, Phillips initiated a company-wide Year 2000 project, utilizing both internal and external resources, to define, assess, convert, or replace various programs, hardware and instrumentation systems to make them Year 2000 compliant.
The project also includes determining whether third-party service providers have plans in place to become Year 2000 compliant. Vanguard, as Plan Trustee, has also initiated a Year 2000 project. Phillips does not expect the Year 2000 issue to have a significant effect on Plan operations. However, an unexpected failure to adequately address this issue could result in an interruption of normal Plan operations and activities.

-------------------------------------------------------------------------------
Schedule of Assets Held for                     Long-Term Stock Savings Plan Of
Investment Purposes                                  Phillips Petroleum Company
Line 27a                                               EIN 73-0400345, Plan 022



At December 31, 1997

(a, b) Identity of  (c) Description of investment      Thousands of Dollars
issue, borrower,    including maturity date,        ---------------------------
lessor, or similar  rate of interest, collateral,   (d) Historical  (e) Current
party               par or maturity value                Cost          Value
------------------  -----------------------------   --------------  -----------

Phillips Petroleum  30,179,693 shares of common
  Company*          stock, $1.25 par value                $646,941    1,467,488

Vanguard Fiduciary  8,767,000 units of
  Trust Company*    participation in the Vanguard
                    Money Market Reserves-Prime
                    Portfolio, $1.00 par value               8,767        8,767
-------------------------------------------------------------------------------
                                                          $655,708    1,476,255
===============================================================================
*Party-in-interest

-----------------------------------------------------------------
Schedule of Reportable Transactions  Long-Term Stock Savings Plan
Line 27d                            of Phillips Petroleum Company
Series of Transactions in Excess         EIN 73-0400345, Plan 022
  of 5 Percent of Net assets

Year Ended December 31, 1997


                                   Thousands of Dollars
(a, b) Identity of      -----------------------------------------
party involved and      (c) Value of    (d) Value    (i) Net gain
description of asset    purchases*      of sales*    or (loss)
--------------------    ------------    ---------    ------------

Vanguard Fiduciary
  Trust Company**,
  Vanguard Money
  Market Reserves-
  Prime Portfolio            $72,899       65,814               -
-----------------------------------------------------------------
 *This is also the cost of purchases and current value of sales at time of transaction.
**Party-in-interest

Columns (e), (f), (g) and (h) are not applicable.

                                                      Exhibit 1




                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-50283) pertaining to the Long-Term Stock Savings Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 24, 1998, with respect to the financial statements and schedules of the Long-Term Stock Savings Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 1997.




                                 /s/ Ernst & Young LLP

                                     ERNST & YOUNG LLP
Tulsa, Oklahoma
June 24, 1998